UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2016

MATINAS BIOPHARMA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware		46-3011414
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

1545 Route 206 South, Suite 302 Bedminster, New Jersey	07921
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 443-1860

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 12, 2016, Matinas BioPharma Holdings, Inc. (the “Company”) conducted a final closing (the “Closing”) of a private placement offering to accredited investors (the “Offering”) of shares (the “Series A Preferred Shares”) of the Company’s Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”). The terms of the Series A Preferred Stock are set forth in the Certificate of Designations for the Series A Preferred Stock, a copy of which was filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 1, 2016. In connection with the Offering, the Company entered into definitive subscription agreements (the “Subscription Agreements”) with accredited investors (the “Investors”) and issued an aggregate of 1,600,000 Series A Preferred Shares at a purchase price of $5.00 per share, for aggregate gross proceeds to the Company of $8.0 million. The Subscription Agreements contain customary representations, warranties and agreements.  The net proceeds to the Company from the Offering, after deducting the placement agent fees described below and other estimated Offering expenses, were approximately $6.9 million. Certain of our officers and directors, and entities affiliated with such individuals, and affiliates and related parties of the Placement Agent purchased Series A Preferred Shares in this Offering.

The Company entered into a Placement Agency Agreement with Aegis Capital Corp. (Adam Stern, a member of the Company’s Board of Directors, is the Chief Executive Officer of SternAegis Ventures and Head of Private Equity Banking at Aegis Capital Corp.), which acted as the Company’s exclusive placement agent (the “Placement Agent”) for the Offering. Pursuant to the terms of the Placement Agency Agreement, in connection with the Offering, the Company paid the Placement Agent an aggregate cash fee of $800,000 and non-accountable expense allowance of $240,000 and will issue to the Placement Agent or its designees warrants (the “Placement Agent Warrants”) to purchase 1,600,000 shares of Common Stock at an exercise price of $0.50 per share. The Placement Agent Warrants provide for a cashless exercise feature and are exercisable for a period of five years from the date of the initial closing of the Offering on July 29, 2016. We have also agreed to pay the Placement Agent similar cash and warrant compensation with respect to, and based on, any individual or entity that the Placement Agent solicits interest from in connection with this Offering, excluding existing stockholders of the Company and certain other specified investors, who subsequently invests in us at any time prior to the date that is twelve (12) months following the final Closing of this Offering. In addition, as previously disclosed, upon the initial closing, we entered into a three year, non-exclusive finder’s fee agreement with the Placement Agent providing that if the Placement Agent shall introduce us to a third party that consummates certain types of transactions with our Company, such as business combinations, joint ventures and licensing arrangements, then the Placement Agent will be paid a finder’s fee, payable in cash at the closing of such transaction, equal to (a) 5% of the first $1,000,000 of the consideration paid in such transaction; plus (b) 4% of the next $1,000,000 of the consideration paid in such transaction; plus (c) 3% of the next $5,000,000 of the consideration paid in the such transaction; plus (d) 2.5% of any consideration paid in such transaction in excess of $7,000,000. Further, we have granted the Placement Agent, the irrevocable preferential right of first refusal to act as co-manager for any proposed public or private offering of the Company’s securities where the Company utilizes a third party placement agent or underwriter, which right of first refusal expires twelve (12) months from the final Closing.

The securities issued in the Offering as described above, including the Series A Preferred Shares and the Placement Agent Warrants, have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and were made pursuant to the exemptions from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder. Such securities are therefore restricted in accordance with Rule 144 under the Securities Act.

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any security. The securities described herein have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States or any state thereof absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements.

The forgoing descriptions of the Placement Agency Agreement, the Placement Agent Warrants and the Subscription Agreement are qualified by reference to the full text of these documents, copies of each of which will be filed in our next periodic report due to be filed under the Exchange Act.

Item 3.02 Unregistered Sales of Equity Securities.

The number of securities to be issued, the nature of the transaction and the nature and amount of consideration received by the Company are described in Item 1.01 of this Form 8-K, which is incorporated by reference into this Item 3.02.

Item 8.01. Other Events.

On September 13, 2016, the Company issued a press release regarding the transactions described above under Item 1.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Items 8.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated September 13, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATINAS BIOPHARMA HOLDINGS, INC.

Date: September 13, 2016	/s/ Roelof Rongen
Roelof Rongen, Chief Executive Officer